As filed with the Securities and Exchange Commission on June 19, 2019

Registration No. 333-227576

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Uxin Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2-5/F, Tower E, LSHM Center,

No. 8 Guangshun South Avenue,

Chaoyang District,

Beijing, 100102

People’s Republic of China

+86 10 5631-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2018 Amended and Restated Share Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Zhen Zeng Chief Financial Officer Uxin Limited 2-5/F, Tower E, LSHM Center No. 8 Guangshun South Avenue Chaoyang District, Beijing, 100102 People’s Republic of China +86 10 5631-2700	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, par value US$0.0001 per share	10,860,559	(3)	$0.0001	(3)	$1,086.06	$0.14
Class A Ordinary Shares, par value US$0.0001 per share	1,500,000	(3)	$0.1	(3)	$150,000	$18.68
Class A Ordinary Shares, par value US$0.0001 per share	5,725,000	(3)	$0.2	(3)	$1,145,000	$142.55
Class A Ordinary Shares, par value US$0.0001 per share	387,500	(3)	$0.5	(3)	$193,750	$24.12
Class A Ordinary Shares, par value US$0.0001 per share	2,012,500	(3)	$0.8	(3)	$1,610,000	$200.45
Class A Ordinary Shares, par value US$0.0001 per share	90,000	(3)	$1.2	(3)	$108,000	$13.45
Class A Ordinary Shares, par value US$0.0001 per share	3,353,090	(3)	$1.6	(3)	$5,364,944	$667.94
Class A Ordinary Shares, par value US$0.0001 per share	6,809,000	(3)	$2.0	(3)	$13,618,000	$1,695.44
Class A Ordinary Shares, par value US$0.0001 per share	30,000	(3)	$2.33	(3)	$69,900	$8.70
Class A Ordinary Shares, par value US$0.0001 per share	2,035,000	(3)	$2.4	(3)	$4,884,000	$608.06
Class A Ordinary Shares, par value US$0.0001 per share	640,000	(3)	$2.5	(3)	$1,600,000	$199.20
Class A Ordinary Shares, par value US$0.0001 per share	2,630,000	(3)	$2.8	(3)	$7,364,000	$916.82
Class A Ordinary Shares, par value US$0.0001 per share	23,070,000	(3)	$3.0	(3)	$69,210,000	$8,616.65
Class A Ordinary Shares, par value US$0.0001 per share	133,334	(4)	$1.87	(4)	$249,334.58	$31.04
Class A Ordinary Shares, par value US$0.0001 per share	2,390,677	(5)	$1.87	(5)	$4,470,565.99	$556.59
Total	61,666,660	(6)	—		$110,038,580.63	$13,699.83	(7)

(1)                    These shares may be represented by the Registrant’s ADSs, each of which represents three Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-225594).

(2)                    Represents Class A ordinary shares issuable upon exercise of options and pursuant to other awards granted under the 2018 Amended and Restated Share Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(3)                    The amount to be registered represents shares issuable upon exercise of outstanding options or other awards granted under the Plan and the corresponding proposed maximum offering price per share represents the exercise price of such outstanding options.

(4)                    The amount to be registered represents restricted share units or other awards granted under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on Nasdaq on September 24, 2018.

(5)                    These shares are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on Nasdaq on September 24, 2018.

(6)                    Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.

(7)                    The registration fee was paid to the Securities and Exchange Commission with the filing of the Form S-8 on September 29, 2018.

EXPLANATORY NOTE

On September 29, 2018, Uxin Limited, a company formed under the laws of the Cayman Islands (the “Registrant”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-227576) registering 61,666,660 Class A ordinary shares of the Registrant (the “Form S-8”), covering the 2018 Amended and Restated Share Incentive Plan (the “2018 Plan”). The Registrant is amending the Form S-8 to correct (i) a clerical error in the cover page to the Form S-8 and (ii) errors in the calculation of registration fee. It was incorrectly indicated in the Form S-8 that the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act, by checking the box accidentally. In addition, the number of shares issuable upon exercise of outstanding options or other awards granted under the 2018 Plan with the proposed maximum offering price per share of $0.0001 should be 10,860,559, not 10,993,893 as incorrectly reflected in the registration fee table in the Form S-8, and the shares reserved for future award grants under the Plan should be 2,390,677, not 2,257,343 as incorrectly reflected in the registration fee table in the Form S-8. The proposed maximum offering price per share for the 133,334 restricted share units or other awards granted under the Plan and the 2,390,677 shares reserved for future award grants under the Plan should be $1.87, not $5.6 as incorrectly reflected in the registration fee table in the Form S-8. While the total number of shares registered is correct, the total amount of registration fee is $13,699.83, instead of $14,778.98 as incorrectly reflected in the registration fee table in the Form S-8. The calculation of the registration fee is hereby amended in its entirety as above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 19, 2019.

Uxin Limited

By:	/s/ Kun Dai
	Name:	Kun Dai
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Kun Dai and Mr. Zhen Zeng, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 19, 2019
Kun Dai

*	Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2019
Zhen Zeng

*	Director	June 19, 2019
Dou Shen

*	Director	June 19, 2019
Chuang Lun Julian Cheng

/s/ Jingbo Yao	Director	June 19, 2019
Jinbo Yao

/s/ Qiang Chang Sun	Director	June 19, 2019
Qiang Chang Sun

/s/ Shun Lam Steven Tang	Director	June 19, 2019
Shun Lam Steven Tang

/s/ Yong Zhong Huang	Director	June 19, 2019
Yong Zhong Huang

*	Director	June 19, 2019
Rong Lu

/s/ Donald J. Puglisi	Puglisi & Associates	June 19, 2019
Name: Donald J. Puglisi	Authorized Representative in the United States
Title: Managing Director

*By:	/s/ Kun Dai
Kun Dai
Attorney-in-Fact